FORBEARANCE AGREEMENT

AND

MODIFICATION NO. 4 TO LOAN AND SECURITY AGREEMENT

This FORBEARANCE AGREEMENT AND MODIFICATION NO. 4 TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is made and entered into as of January 16, 2019, by and among PARTNERS FOR GROWTH IV, L.P., a Delaware limited partnership (“PFG”), as lender, and each of (i) CANCER GENETICS, INC., a Delaware corporation (“Parent”), (ii) GENTRIS, LLC, a Delaware limited liability company (“Delaware Subsidiary”), (iii) VIVOPHARM, LLC, a Delaware limited liability company (“Vivo”), and (iv) RDDT A VIVOPHARM COMPANY PTY LTD, a company incorporated under the laws of Australia (“Australian Borrower”, and together with Parent, Delaware Subsidiary and Vivo, jointly and severally, individually and separately, “Borrower”).

RECITALS

A. Borrower and PFG are parties to that certain Loan and Security Agreement, dated as of March 22, 2017 (as the same may be amended, modified and supplemented and in effect from time to time, the “Loan Agreement”) and the other Loan Documents.

B. As of December 31, 2018, there is owing under the Loan Agreement the sum of: (i) a principal amount of $6,000,000 (not including, to the extent applicable, any contingent obligations), plus (ii) fees in the amount of $75,000, plus (iii) any accrued and unpaid interest, legal fees and costs and all other outstanding amounts and costs due under the Loan Documents. Such amount, plus accruing interest and costs and accrued and accruing attorneys’ fees and costs are hereinafter referred to herein as the “Existing Debt.”

C. The following Events of Default have occurred and exist under the Loan Documents or with respect to certain of the events described in clause (7) below are anticipated to occur (collectively, the “Specified Default”): (1) an Event of Default occurred with respect to the Senior Loan Documents, which constitutes an Event of Default under Section 6.1(g) of the Loan Agreement, (2) Borrower failed to consummate an investor subordinated debt or equity financing providing not less than $3,000,000 in cash proceeds on or before November 30, 2018 as required by Section 6(c) of the Waiver Under Loan and Security Agreement dated on or about November 19, 2018 among PFG and Borrower (the “November 2018 Waiver”), which constitutes an Event of Default under Section 6 of the November 2018 Waiver, (3) Borrower failed to deliver by November 30, 2018 a new financial plan reflecting Borrower’s prospective pro forma finances for the 2019 calendar year as required by Section 6(e) of the November 2018 Waiver, which constitutes an Event of Default under Section 6 of the November 2018 Waiver, (4) Borrower failed to provide the items required pursuant to Sections 6(a), 6(b) and 6(c) of the Schedule to the Loan Agreement for the month of October 2018 within the time required therefor, which constitutes an Event of Default under Section 6.1(c) of the Loan Agreement, (5) the “Specified Defaults” set forth in the November 2018 Waiver occurred, (6) Borrower failed to provide the items due within 30 days after the end of November 2018 pursuant to Section 6 of the Schedule to the Loan Agreement (the “November Reporting”), which constitutes an Event of Default under Section 6.1(c) of the Loan Agreement, and (7) Borrower failed or is anticipated to fail to comply with (i) the Minimum Adjusted EBITDA covenant and the Minimum Liquidity covenant, each as set forth in Section 5 of the Schedule for the testing months ended December 31, 2018, January 31, 2019, February 28, 2019, and March 31, 2019, and (ii) the Minimum Revenues covenant as set forth in Section 5 of the Schedule for the testing quarters ending December 31, 2018 and March 31, 2019.

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D. The Specified Default entitles PFG to immediately enforce all the remedies set forth in the Loan Agreement and the other Loan Documents. Borrower has requested that PFG forbear from exercising its rights and remedies regarding the Specified Default, and PFG is agreeable to Borrower’s request, subject to the terms and conditions hereof.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

AGREEMENT

1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement. The term “Obligations”, as used in the Loan Agreement, shall include without limitation all of Borrower’s indebtedness, liabilities and obligations under this Agreement and all documents and agreements relating hereto, and this Agreement and all documents and agreements relating hereto are “Loan Documents” for all purposes of the Loan Agreement and this Agreement.

2. Acknowledgements. Borrower acknowledges that: (i) the Specified Default has occurred and presently exists under the Loan Documents, and the same is a material Event of Default, (ii) the Obligations (including the Existing Debt) are due and owing from Borrower to PFG without any defense, offset or counterclaim of any kind; (iii) pursuant to the Loan Documents, PFG has a valid, perfected first-priority (subject to Permitted Liens to the extent the Loan Agreement expressly allows them to be prior to the security interest of PFG) security interest in all of the Borrower’s present and future Collateral; (iv) subject to the forbearance agreement set forth in Section 3 below, PFG has the right to take immediate possession of, and foreclose upon, all of the Collateral, pursuant to the Loan Documents and to exercise all other rights and remedies granted to it under the Loan Documents and by law; (v) PFG is not obligated to make any additional Loans or other credit extensions to the Borrower, under the Loan Agreement or otherwise, and (vi) PFG is not agreeing in any way to waive the Specified Default as a result of this Agreement or the performance by the parties of their respective obligations hereunder.

3. Forbearance; Forbearance Period.

(a) Forbearance. Subject to the terms and conditions contained herein and subject to performance by Borrower of all of the terms of this Agreement and the Loan Agreement and other Loan Documents after the date hereof, PFG shall forbear from exercising any remedies that PFG has against Borrower as a result of the occurrence of the Specified Default, until the earlier of the following dates (the “Forbearance Period”): (i) the Scheduled Expiration Date, (ii) the date on which Senior Lender’s agreement to forbear from exercising its rights or remedies pursuant the Senior Lender Forbearance Agreement ends, or (iii) the date any Additional Default shall occur. In agreeing to forbear from exercising its remedies, PFG is not waiving the Specified Defaults or any rights or remedies in connection therewith, all of which are expressly reserved. Upon the expiration of the Forbearance Period, PFG may, at its sole option and in its sole discretion, exercise any and all rights or remedies in connection with the Specified Defaults, without further notice. This forbearance shall not be deemed a continuing waiver or forbearance with respect to any Event of Default of a nature similar to the Specified Default that may have occurred before or may occur after the date of this Agreement.

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(b) Additional Default. As used in this Agreement, “Additional Default” means any of the following (but not including the Specified Defaults): (i) any default, Default or Event of Default under the Loan Agreement or any other Loan Document (including, without limitation, any breach of any term or provision of this Agreement, and any default or Event of Default which has occurred as of this date other than the Specified Defaults), or (ii) any breach of any representation or warranty in this Agreement or any other Loan Document. Without limiting any other provision of this Agreement, PFG may, in its sole and absolute discretion, waive an Additional Default, but only in a specific written waiver signed by PFG, and no such waiver shall imply or constitute an agreement on the part of PFG to any other Additional Defaults, whether or not similar to the Additional Default waived. Borrower agrees to give PFG immediate written notice of any Additional Default. The occurrence of an Additional Default shall constitute an Event of Default under the Loan Agreement, without the necessity of any notice or the passage of any time period.

(c) Scheduled Expiration Date. As used in this Agreement, “Scheduled Expiration Date” means February 15, 2019; provided that if and only if the LOI/Term Sheet Conditions are fully and timely satisfied, thereafter “Scheduled Expiration Date” shall mean February 28, 2019; provided further that if and only if the LOI/Term Sheet Conditions and the Confirmation Conditions are both fully and timely satisfied, thereafter “Scheduled Expiration Date” shall mean April 15, 2019.

4. Senior Lender Forbearance. Borrower covenants and agrees that, within two Business Days after the date hereof, (i) Senior Lender shall agree in writing to forbear from exercising its rights and remedies under the Senior Loan Documents with respect to defaults and events of defaults thereunder that exist as of the date of such agreement, pursuant to a forbearance agreement between Senior Lender and Borrower acceptable to PFG in its sole discretion (the “Senior Lender Forbearance Agreement”) and (ii) Borrower shall provide PFG with evidence thereof satisfactory to PFG in its sole discretion. Without limitation on what constitutes an Event of Default under the existing terms of the Loan Agreement, the occurrence of an Event of Default under the Senior Loan Documents with respect to which Senior Lender has not agreed to forbear pursuant to the Senior Lender Forbearance Agreement shall constitute an immediate Event of Default under the Loan Agreement and Additional Default hereunder.

5. Borrower Sale. Borrower hereby covenants and agrees that:

(a) Receipt of LOI/Term Sheet; LOI/Term Sheet Conditions. After the date hereof and on or before February 15, 2019, Borrower shall (i) receive either a signed letter of intent or signed bona fide term sheet (the “LOI/Term Sheet”) for the sale of all or substantially all of Borrower’s equity securities or assets to buyers satisfactory to PFG in all respects with an anticipated closing date of on or before April 15, 2019 (the “Borrower Sale”) and (ii) provide PFG with a copy of the LOI/Term Sheet and such other evidence of the occurrence of the requirements of clause (i) above as is satisfactory to PFG in its sole discretion (collectively, the “LOI/Term Sheet Conditions”).

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(b) Receipt of Confirmation; Confirmation Conditions. After February 15, 2019 and on or before February 28, 2019, Borrower shall provide PFG with evidence satisfactory to PFG in its sole discretion that, after February 15, 2019, the buyers outlined in the LOI/Term Sheet have provided written confirmation that such buyers and Borrower have agreed to proceed with the Borrower Sale and that any due diligence required by such buyers in connection therewith has begun (collectively, the “Confirmation Conditions”).

(c) Closing. On or before April 15, 2019, the Borrower Sale shall close and Borrower shall provide PFG with such evidence thereof as is satisfactory to PFG in its sole discretion.

6. Amendment-Reporting Cash Flow Projections. The following clause (i) is hereby added to the end of Section 6 of the Schedule to the Loan Agreement (for purposes of clarity, said clause (i) replaces the clause (i) of Section 6 that was added pursuant to that certain Conditional Waiver & Modification No. 1 to Loan and Security Agreement dated as of May 14, 2018 among PFG, Parent and Delaware Subsidiary and shall remain as long as any Obligations remain outstanding):

“(i) commencing on the first Monday following the date of the Fourth Modification and continuing every Monday of each calendar week thereafter, by 5:00 PM (Boston, Massachusetts time) of each such Monday, (y) weekly cash flow projections for at least the immediately succeeding fourteen (14) week period (inclusive of the calendar week during which such projections are hereby required to be provided) that includes all expenses and foreseeable expenses, and (z) for the prior week, an actual results variance report that compares the projections that had been made for that week to the actual results for such week and sets forth any material (as determined by PFG in its reasonable judgment) variance; all in form and substance acceptable to PFG in all respects (including without limitation presentation in Excel spreadsheet format and explanations of any such material variances).”

7. November Reporting. Borrower shall provide PFG with the November Reporting as soon as available but in any event no later than on January 18, 2019.

8. Amendment-Additional Definitions. The following definitions are hereby added to Section 7 of the Loan Agreement, in the appropriate alphabetical order:

“’Fourth Modification’ means that certain Forbearance Agreement and Modification No. 4 to Loan and Security Agreement dated on or about January 16, 2019 among PFG and Borrower.”

9. Fee. Borrower shall pay PFG a fee of $75,000 in connection with this Agreement, which fee is fully earned and nonrefundable as of the date hereof but shall be due and payable by Borrower upon the earliest to occur of: (i) April 15, 2019, (ii) repayment of the monetary Obligations, and (iii) the occurrence of any Additional Default.

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10. Consent and Reaffirmation. Concurrently herewith, Borrower shall cause VIVOPHARM PTY LTD to execute and deliver to PFG the Consent and Reaffirmation attached hereto as Schedule 1.

11. Ratification by Borrower of PFG’s First Priority Security Interest in Collateral. Borrower hereby confirms and ratifies PFG’s first priority lien and security interest in and to all Collateral. Borrower shall execute such security agreements, financing statements and other documents as PFG may from time to time reasonably request to carry out the terms of this Agreement and the Loan Agreement. Borrower authorizes PFG to file such financing statements and amendments relating to the Collateral. Such liens and security interests shall secure all of the obligations of Borrower under this Agreement and the Loan Agreement.

12. Receipt and Application of Payments. All payments hereunder and under the Loan Agreement may, at PFG’s option, be applied to the Obligations in such order and manner as PFG shall determine in its sole and absolute discretion. Acceptance by PFG of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default pursuant to this Agreement and the Loan Agreement. To the extent that PFG receives any payment or benefit and such payment or benefit, or any part thereof, is required to be repaid to a trustee, receiver, or any other party under any bankruptcy or insolvency statute or law, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Existing Debt, or any part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made, shall accrue interest at the highest rate applicable to any portion thereof, shall be secured by the Collateral and payable on demand.

13. Costs and Expenses. Without limiting the provisions of the Loan Agreement, Borrower shall reimburse PFG for all of the costs, fees and expenses (including without limitation reasonable attorneys’ fees) which PFG has incurred or hereafter incurs in connection with the negotiation, drafting or enforcement of this Agreement, or otherwise in connection with this Agreement or the other Loan Documents, whether or not there is any litigation between the parties hereto.

14. Representations and Warranties. Borrower represents and warrants to PFG as follows:

(a) No Event of Default or failure of condition has occurred or exists, or would exist with notice or lapse of time or both under the Loan Agreement, other than the Specified Default.

(b) The Forbearance Period granted pursuant to the terms of this Agreement is reasonable.

(c) All representations and warranties of Borrower in this Agreement and the Loan Agreement (as amended by this Agreement) and other Loan Documents are true and correct as of the date hereof, and shall survive the execution of this Agreement.

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(d) PFG has not at any time directed or participated in any aspect of the management of Borrower or the conduct of Borrower’s business. Borrower has made all business decisions independently of PFG, and PFG has limited its actions to those of a lender of money and as set forth in the Loan Agreement.

(e) PFG is not obligated to renew or forbear to enforce any obligations of Borrower other than the specific limited forbearance set forth in this Agreement.

15. Rights and Remedies.

(a) Upon the occurrence and during the continuance of an Additional Default, PFG may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(i) Without notice to Borrower, set off and apply to the amounts due and owing under the Loan Agreement and this Agreement:

(A)	any and all cash or certificates of deposit held by PFG for whatever purpose; and

(B)	indebtedness at any time owing to or for the credit or the account of Borrower held by PFG.

(ii) Take action against Borrower for payment under the Loan Agreement and this Agreement;

(iii) Exercise any right and remedy under the Loan Agreement and/or this Agreement and/or any other Loan Document and/or applicable law.

(b) PFG’s rights and remedies under this Agreement, the Loan Agreement and all other Loan Documents and under applicable law shall be cumulative. PFG shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by PFG of one right or remedy shall be deemed an election, and no waiver by PFG of any Event of Default on the part of any Borrower shall be deemed a continuing waiver. No delay by PFG shall constitute a waiver, election, or acquiescence by it. PFG shall have the right to take any action it deems necessary against any Borrower in order to enforce or perfect, or to realize on its security interest in any collateral provided by such Borrower.

(c) Upon the expiration of the Forbearance Period PFG may exercise any right and remedy under the Loan Agreement and/or this Agreement and/or any other Loan Document and/or applicable law.

16. Power of Attorney. Without limiting PFG’s other rights and remedies, PFG shall have the rights set forth in Section 6.4 of the Loan Agreement upon the occurrence and during the continuance of any Event of Default (unless otherwise provided for in Section 6.4 of the Loan Agreement).

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17. Waivers of Notice and Cure. Borrower acknowledges that Events of Default have occurred under the Loan Agreement that, but for this Agreement, would have entitled PFG to exercise all the remedies available to PFG under the Loan Agreement and applicable law. Borrower waives all notices of default and rights to cure that are otherwise provided in the Loan Agreement, any Loan Documents or applicable law. Borrower further waives any claim that a sale or other disposition by PFG of the Collateral is not commercially reasonable because PFG disclaims any warranties with respect to such sale or other disposition, including, without limitation, disclaimers of warranties relating to title, possession, quiet enjoyment, or the like.

18. Release.

(a) Borrower acknowledges that PFG would not enter into this Agreement without Borrower’s assurance hereunder. Except for the obligations arising hereafter under this Agreement and obligations arising hereafter under the Loan Agreement, Borrower hereby absolutely discharges and releases PFG, any person or entity that has obtained any interest from PFG under the Loan Agreement and each of PFG’s and such entity’s former and present partners, stockholders, officers, directors, employees, successors, assignees, agents and attorneys from any known or unknown claims which the Borrower now has against PFG of any nature, including any claims that Borrower, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Loan Agreement or the transactions contemplated thereby.

(b) The provisions, waivers and releases set forth in this section are binding upon Borrower and Borrower’s shareholders, agents, employees, assigns and successors in interest, and each and every party claiming rights by or through Borrower. The provisions, waivers and releases of this section shall inure to the benefit of PFG and its agents, employees, officers, directors, assigns and successors in interest.

(c) Borrower warrants and represents that Borrower is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and Borrower has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof. Borrower shall indemnify and hold harmless PFG from and against any claim, demand, damage, debt, liability (including payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or arising out of any assignment or transfer.

(d) The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Agreement and the Loan Agreement, and/or PFG’s actions to exercise any remedy available under the Loan Agreement or otherwise.

19. Consultation of Counsel. Borrower acknowledges that Borrower has had the opportunity to be represented by legal counsel of its own choice throughout all of the negotiations that preceded the execution of this Agreement. Borrower has executed this Agreement after reviewing and understanding each provision of this Agreement and without reliance upon any promise or representation of any person or persons acting for or on behalf of PFG. Borrower further acknowledges that Borrower and its counsel have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration described herein.

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20. Miscellaneous.

(a) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and PFG and their respective successors and assigns; provided, however, that the foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder.

(b) Integration. This Agreement and any documents executed in connection herewith or pursuant hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, offers and negotiations, oral or written, with respect thereto and no extrinsic evidence whatsoever may be introduced in any judicial or arbitration proceeding, if any, involving this Agreement; except that any financing statements or other agreements or instruments filed by PFG with respect to Borrower shall remain in full force and effect.

(c) Recitals. The recitals in this Agreement are confirmed by the parties as true and correct and are incorporated herein by reference. The recitals are a substantive, contractual part of this Agreement.

(d) Course of Dealing; Waivers. No course of dealing on the part of PFG or its officers, nor any failure or delay in the exercise of any right by PFG, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. PFG’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of PFG thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of PFG.

(e) Time is of the Essence. Time is of the essence as to each and every term and provision of this Agreement and the other Loan Agreement.

(f) Construction; Survival. The terms and conditions set forth in this Agreement are the product of joint draftsmanship by all parties, each having had the opportunity to be represented by counsel and any ambiguities in this Agreement or any documentation prepared pursuant to or in connection with this Agreement shall not be construed against any of the parties because of draftsmanship. The warranties and representations of the parties in this Agreement shall survive the termination of this Agreement.

(g) Effectiveness of Loan Agreement. Except as explicitly set forth herein, the Loan Agreement remains unmodified and in full force and effect.

(h) Further Assurances. Borrower shall execute such security agreements and other documents and agreements, and take such actions, as PFG may from time to time specify to carry out the terms of this Agreement and the Loan Agreement and other Loan Documents. Borrower authorizes PFG to file all such financing statements and amendments relating to the Collateral as PFG shall determine are necessary or convenient to carry out the terms of this Agreement and the Loan Agreement and other Loan Documents. All liens and security interests in favor of PFG shall secure all of the Obligations, including without limitation the obligations of Borrower under this Agreement and the Loan Agreement.

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(i) Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

(j) Entire Agreement. This Agreement, together with the other Loan Documents, sets forth the entire agreement and understanding among Borrower and PFG and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

(k) No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of Borrower, PFG, and their respective permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

(l) Assignment and Indemnity. Borrower consents to PFG’s assignment of all or any part of PFG’s rights under this Agreement and the Loan Agreement. Borrower shall indemnify and defend and hold PFG and any assignee of PFG’s interests harmless from any actions, costs, losses or expenses (including attorneys’ fees) arising out of such assignment, this Agreement or the Loan Agreement.

(m) Governing Law; Jurisdiction; Venue; Mutual Waiver of Jury Trial. Sections 8.20 (titled: “Governing Law; Jurisdiction; Venue”) and 8.2r (titled: “Mutual Waiver of Jury Trial”) of the Loan Agreement shall apply to this Agreement and are be incorporated herein by this reference.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

Borrower:		PFG:

CANCER GENETICS, INC.		PARTNERS FOR GROWTH IV, L.P.

By	/s/ John A. Roberts	By	/s/ Philip Lawson
Name	John A. Roberts	Name	Philip Lawson
Title	Chief Executive Officer	Title:	Manager, Partners for Growth IV, LLC
Its General Partner

Borrower:		Borrower:

GENTRIS, LLC		VIVOPHARM, LLC

By	/s/ John A. Roberts	By	/s/ John A. Roberts
Name	John A. Roberts	Name	John A. Roberts
Title	Chief Executive Officer	Title	Chief Executive Officer

Borrower:

Executed by RDDT A VIVOPHARM COMPANY PTY LTD in accordance with Section 127 of the Corporations Act 2001

/s/ John A. Roberts
Signature of director

Name	John A. Roberts

/s/ Ralf Brandt
Signature of director

Name	Ralf Brandt

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Schedule 1

CONSENT AND REAFFIRMATION

Section 1. The undersigned acknowledges and confirms that it has reviewed and approved the terms and conditions of the Forbearance Agreement and Modification No. 4 to Loan and Security Agreement dated on or about the date hereof (the “Agreement”).

Section 2. The undersigned consents to the Agreement and agrees that the guarantee, security deed and other agreements and documents (the “Documents”) provided by the undersigned relating to the Obligations of Borrower under the Loan and Security Agreement shall continue in full force and effect, shall be valid and enforceable and shall not be impaired or otherwise affected by the execution of the Agreement or any other document or instruction delivered in connection herewith.

Section 3. The undersigned represents and warrants that, after giving effect to the Amendment, all representations and warranties contained in the Documents are true, accurate and complete as if made the date hereof.

Dated as of January 16, 2019

Executed by VIVOPHARM PTY LTD in accordance with Section 127 of the Corporations Act 2001

/s/ John A. Roberts	/s/ Ralf Brandt
Signature of director	Signature of director
John A. Roberts	Ralf Brandt
Name of director (print)	Name of director (print)

Signature Page to Schedule to Loan and Security Agreement